Exhibit 11

                            WEST ESSEX BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE


                                                               Three Months Ended                 Nine Months Ended
                                                                  September 30,                      September 30,
                                                         ----------------------------        ----------------------------
                                                             2000             1999              2000              1999
                                                         ----------        ----------        ----------        ----------
Net income                                               $  823,010        $  783,392        $2,523,747        $2,268,664
                                                         ==========        ==========        ==========        ==========

Weighted average number of common shares outstanding      3,843,058         4,009,842         3,853,610         4,048,571

Common stock equivalents due to dilutive effect
  of stock options and other dilutive securities             16,253             8,046             5,418             2,682
                                                         ----------        ----------        ----------        ----------

Total weighted average number of common shares
  and common share equivalents outstanding                3,859,311         4,017,888         3,859,028         4,051,253
                                                         ==========        ==========        ==========        ==========

Basic earnings per common share                          $     0.21        $     0.20        $     0.65        $     0.56

Diluted earnings per common share                        $     0.21        $     0.19        $     0.65        $     0.56